Exhibit 10.5

(Continuing Directors)

DIRECTOR DEFERRED COMPENSATION PLAN

THE TIMKEN COMPANY

ELECTION AGREEMENT

               I,                                                             , hereby elect to participate in the Director Deferred Compensation Plan for The Timken Company (the “Plan”) with respect to the Compensation that I may receive beginning January 1, 2005.

               I hereby elect to defer payment of the Compensation that I otherwise would be entitled to receive as follows:

Deferral of Cash		Deferral of Common Shares

1. Percentage or dollar amount of Board retainer and Committee fees payable in 2005 :		1. Percentage or dollar amount value of Common Shares payable as a result of the annual automatic award in 2005 :

25% ☐ 100% ☐		25% ☐ 100% ☐
50% ☐ ____% ☐		50% ☐ ___% ☐

$ ________☐		____shares☐ $_______☐

2. Percentage of deferred amount to be invested in Common Shares fund and/or cash fund (total of percentages must equal 100%):		2. Percentage of dividend equivalents to be invested in Common Shares fund and/or cash fund (total of percentages must equal 100%)

a.	Common Shares fund ____%	a.	Common Shares fund _____%
b.	Cash fund ____%	b.	Cash fund ____%

3. To the extent of any election to Common Shares fund, percentage of dividend equivalents to be invested in Common Shares fund and/or cash fund (total of percentages must equal 100%)		3. Please make payment of the above specified Compensation together with all accrued amounts reflected in my Account as follows:

a.	Common Shares fund _____%	a.	Pay in lump sum ☐
b.	Cash fund _____%	b.	Pay in __ approximately equal quarterly installments (based on initial value) ☐

4. Please make payment of the above specified Compensation together with all accrued amounts reflected in my Account as follows:		4. Please defer my receipt of Common Shares together with the cash credited to my Account equal to dividends or other distributions paid on the number of shares reflected in such Account, together with all accrued amounts, as follows:

a.	Pay in lump sum ☐	a.	Defer until the date I cease to be a Director ☐
b.	Pay in ___ approximately equal quarterly	b.	Defer until ______ ☐ (specify date or number
	installments (based on initial value) ☐	of years following termination as member of the Board)

5. Please defer payment or make payment of first installment as follows:

a.	Defer until the date I cease to be a
Director ☐
b.	Defer until _________ ☐ (specify date
or number of years following termination
as member of the Board)

Please be sure each numbered item is completed		Please be sure each numbered item is completed

               I acknowledge that I have reviewed the Plan and understand that my participation will be subject to the terms and conditions contained in the Plan. Capitalized terms used, but not otherwise defined, in this Election Agreement shall have the respective meanings assigned to them in the Plan.

               I understand that (i) this Election Agreement shall continue to be effective from Year to Year except as specified above and except as otherwise provided in the Plan and (ii) in order to be effective to revoke or modify this Election Agreement with respect to Compensation otherwise payable in a particular Year, a revocation or modification must be delivered to the Director of Total Rewards or Corporate Secretary of the Company prior to the beginning of the first Year of service for which such Compensation is payable.

               I acknowledge that I have been advised to consult with my own financial, tax, estate planning and legal advisors before making this election to defer in order to determine the tax effects and other implications of my participation in the Plan.

               I understand that amendments to bring the Plan into compliance with Section 409A of the Internal Revenue Code are necessary, and I further agree that the Company has my consent to make these amendments with an effective date of January 1, 2005.

Dated this                      day of                                         , 2005.

(Signature)	(Print or type name)